CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES J CONVERTIBLE PREFERRED STOCK
                                       OF
                                ATEC GROUP, INC.

      ATEC Group, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify, that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of One Hundred Five Thousand (105,000) shares of Series J Convertible Preferred Stock of the Company, as follows:

      RESOLVED, that the Company is authorized to issue 105,000 shares of Series J Convertible Preferred Stock (the "Series J Shares"), par value $. 01 per share, which shall have the following powers, designations, preferences and other special rights:

      (1) Dividends. The Series J Shares shall not bear any dividends.

      (2) Distribution of Assets Upon Liquidation. Subject to the preferential rights of the other classes and series of preferred stock of the Company, in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, each holder of the Series J Shares shall be entitled to receive, ratably with the other holders of Series J Shares, that portion of the assets of the Corporation available for distribution to its stockholders as the number of Series J Shares held by such holder bears to the total number of
(a) shares of Common Stock, par value $.01, of the Company, (b) Series J Shares, and (c) shares of any other class or series of preferred stock equal in rank with the Series J Shares then outstanding.

      (3) Voting Rights. The holders of record of Series J Shares shall not be entitled to any voting rights except as required by law.

      (4) Conversion of Preferred Shares. The Series J Shares shall be convertible into shares of the Company's common stock, par value $.01 per share (the "Common Stock"), on the terms and conditions set forth in this Section 4.

            (a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

            (i) "Closing Price" means, for any security as of any date, the last closing trade price


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            for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the foregoing does not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the trade prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Series J Shares.

            (iii) "Issuance Date" means, with respect to each Series J Share, the date of issuance of the applicable Series J Share pursuant to the Settlement Agreement.

            (iv) "Maturity Date" means the date which is three (3) years after the applicable Issuance Date.

            (v) "Principal Market" means the American Stock Exchange or if the Common Stock is not traded on the American Stock Exchange, then the principal securities exchange or trading market for the Common Stock.

            (vi) "Settlement Agreement" means that certain settlement agreement among the Company, the initial holders of the Series J Shares and certain other parties thereto, dated as of May 4, 2001.

            (vii) "Stated Value" means $5.

            (b) Mandatory Conversion. In the event that at any time on or after the applicable Issuance Date the Closing Price of the Common Stock of the Company for three consecutive trading days is equal to or greater than the Conversion Trigger Price (as described below), all of the outstanding Series J Shares shall be automatically converted as of such date into fully paid and nonassessable shares of Common Stock in accordance with Section 4(d). If any Series J Shares remain outstanding on the Maturity Date, then all such Series J Shares shall be converted as of such date in accordance with Section 4(d).

            (c) Mechanics of Conversion.

            (i) No fractional shares of Common Stock shall be issued upon conversion of Series J Shares; instead, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole number.

            (ii) In the event that the Closing Price of the Common Stock at any time on or after the applicable Issuance Date is equal to or greater than the Conversion Trigger Price for three consecutive trading days, the holder or holders of Series J


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            Shares shall immediately surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series J Shares. The Company shall, as soon as practicable thereafter, issue and deliver to such holder or holders of Series J Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the date the Closing Price of the Common Stock is equal to or greater than the Conversion Trigger Price, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (iii) In the event that any share of Series J Shares remain outstanding on the Maturity Date, the holder or holders of Series J Shares shall immediately surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent, for the Series J Shares. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Series J Shares, or to the nominee or nominees of such holder or holders, a certificate or certificates for the number of shares of Common Stock to which such holder or holders shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the Maturity Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (iv) The "Conversion Trigger Price" shall initially be $5. In the event the outstanding, shares of Common Stock shall be subdivided (by stock dividend, stock split or otherwise) into a greater number of shares of Common Stock, the Conversion Trigger Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Trigger Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (d) Conversion Price. Each Series J Share shall be convertible in accordance with Section 4(b) above, into the number of shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as described below). The "Conversion Price" shall initially be equal to the Stated Value. In the event that any Series J Shares remain outstanding on the Maturity Date, the Conversion Price shall be the greater of (x) fifty percent (50%) of the then effective Conversion Trigger Price or (y) the average Closing Price for the Common Stock for the three consecutive trading days including and immediately preceding the Maturity Date.

            (e) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split or otherwise) into a greater number of shares of Common Stock, the Conversion


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Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination, or consolidation, be proportionately increased.

      (5) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the Series J Shares, and, in the case of loss, theft or destruction of any indemnification undertaking, by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate, the Company shall execute and deliver a new preferred stock certificate of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series J Shares into Common Stock.

      (6) Specific Shall Not Limit General: Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all the initial holders of the Series J Shares and shall not be construed against any person as the drafter hereof.

      (7) Notice. Whenever notice is required to be given pursuant to this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 17 of the Settlement Agreement.


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      IN WITNESS WHEREOF, the Company has caused this Certificate of
Designations to be signed by Ashok Rametra, its President, as of the 4th day of May 2001.

                                                 ATEC GROUP, INC.

                                                 By: ___________________________
                                                 Name:   Surinder Rametra
                                                         Chief Executive Officer


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